Exhibit 99.1

Endeavor Power Executes Another JV, Acquires a 75% Working Interest in Already Producing Wells

Gregg County, Texas --(MARKET WIRE)—July 22, 2009 -- Endeavor Power Corp. (OTC BB: EDVP.OB - News) is pleased to announce that it has entered into a joint venture agreement with Togs Energy, Inc., a wholly owned subsidiary of TXO, PLC, a Texas based oil and gas company with interests in over 348 wells in Eastern Texas. This joint venture calls for the continued reworking, further development and completion of six (6) wells in the Randle Fair Christian Lease (the “Lease”) located in Gregg County, Texas. All Lease Operations will be conducted by M-C Production & Drilling Company, Inc.

In exchange for a cash investment of $600,000, of which $150,000 has already been tendered, Endeavor will receive a 75% working interest in the Lease. The joint venture with TXO provides that additional wells on the Lease may be drilled/deepened and/or that the parties may expand the joint venture to include other leases, further contributing to Endeavor’s long term goals.

The project is described as a well deepening and re-work project, to a depth of 3,800’ with the objective of reaching lower stringers of the Woodbine Formation in the East Texas Field, which covers over 140,000 acres and has historically proven to produce oil consistently. The East Texas Field, originally discovered in 1930, encompasses 5 counties in East Texas, is 45 miles long and 18 miles wide. Importantly, the Field has many additional targets, with up to 11,000 existing wells of those 8,000 are currently producing and 3,000 are ready for re-development, of which TXO owns 348 and is one of the largest and most prolific in the United States.

Also, negotiations in furtherance of that letter of intent announced on April 30, 2009 involving the Beck Lease in Bexar County, Texas have ceased, and the Company will no longer pursue that project.

For additional information, please visit www.endeavorpowercorp.com.

About TXO, PLC

TXO is a publically listed company on the AiM Exchange in London (symbol: TXO), TXO produced over 41,000 barrels of oil in 2008 up significantly from its listing on AiM in 2002. Reserves are estimated to be at 10.4 million barrels of oil in this East Texas Oil Field. TXO management has many years of experience in the field and is well respected in the industry. TXO managers have experience in operations, drill rig manufacturing and pipeline installation as well as banking and finance. Endeavor looks forward to building a strong relationship with TXO and M-C Operating. TXO has offices in London and Longview Texas.

About Endeavor Power Corp.

Endeavor Power Corp. is an independent, energy company engaged in the acquisition, exploitation and development of oil and natural gas properties in the United States. Endeavor's objective is to seek out and develop opportunities in the oil and natural gas sectors that represent a low risk opportunity. Endeavor also aims to define larger projects that can be developed with Joint Venture partners.

Legal Notice Regarding Forward-Looking Statements

Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words “expects”, “plans”, “anticipates”, “believes”, “intends”, “estimates”, “projects”, “aims”, “potential”, “goal”, “objective”, “prospective”, and similar expressions or that events or conditions “will”, “would”, “may”, “can”, “could” or “should” occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission.

Contact:

Investor Relations

Endeavor Power Corp.

Toll Free: (866) 982-0999

Email: info@endeavorpowercorp.com

Website: www.endeavorpowercorp.com